Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Senior Securities” and to the use of our report dated September 4, 2013 with respect to the consolidated financial statements of CM Finance, LLC and subsidiary and our report dated November 15, 2013 with respect to the senior securities table in the Registration Statement and related Prospectus of CM Finance Inc dated November 15, 2013.

/s/ ERNST & YOUNG LLP

New York, New York

November 15, 2013